Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:

Marvin E. Dee

Chief Financial Officer

612/617-8571

marvin.dee@HawkinsInc.com

Jennifer A. Weichert

Weichert Financial Relations, Inc.

651/686-9751

weichertfr@aol.com

HAWKINS, INC. REPORTS

FISCAL 2006 FIRST QUARTER RESULTS

Minneapolis, MN, August 3, 2005 – Hawkins, Inc.  (Nasdaq:  HWKN) today announced sales of $35.9 million for its first quarter ended June 30, 2005, an increase of 19.7% over the $30.0 million in sales for last year’s first quarter. Net income for the first quarter of fiscal 2006 was $2.7 million, or $0.27 per share, versus net income of $2.9 million, or $0.29 per share, for the same period of fiscal 2005.

Chairman and Chief Executive Officer, John R. Hawkins, commented, “The actions we have taken to build our businesses, expand and enhance our product lines and focus on customer service are evidenced in this quarter’s results. Sales in all areas of Hawkins’ business grew. Industrial segment sales rose 26.4%, Water Treatment segment sales increased 13.8% and Pharmaceutical segment sales improved 4.8%. Increased selling prices for caustic soda, expanded product lines offering complementary capabilities and a growing customer base drove the improvements.”

Mr. Hawkins noted that gross margin, as percentage of sales, however was negatively impacted by the rising cost of caustic soda and competitive pressures, equaling 27.6% for the first quarter of fiscal 2006 compared to 28.7% a year ago.

Selling, general and administrative expenses continued to rise due to the higher cost of doing business as a public company in today’s environment and the ongoing implementation of an Enterprise Resource Planning system. Additionally, increases in the Industrial segment sales force and attorneys fees related to the Company’s lawsuit against the former principals of Universal Chemicals contributed to the increase in expenses.

“Our focus on maintaining our financial strength is evident as we ended the first quarter of fiscal 2006 with approximately $24.1 million in cash and marketable securities and no debt,” Hawkins stated. “The cornerstone of Hawkins’ success is our people and their dedication to maximizing shareholder return. We have built a strong foundation for growth and are better positioned than ever to capitalize on opportunities in the marketplace.”

Hawkins, Inc. is a highly focused regional company which provides a full range of bulk industrial products complemented with the technical competence and ingenuity to formulate and blend specialty chemicals. The Company sells and services related products and equipment to safely dispense chemicals in highly controlled environments.

The industries in which Hawkins’ customers participate include chemical processing, electronics, energy, environmental services, food processing, metal finishing, pharmaceutical, medical devices, pulp and paper, and water treatment.

The Company strives to operate in concert with the environment. Its products and services are geared to improve the environment and ensure the safe handling of chemicals.

Hawkins is headquartered in Minneapolis, Minnesota. The Company operates fifteen facilities in Iowa, Illinois, Minnesota, Montana, Nebraska, South and North Dakota and Wisconsin and services customers in Upper Michigan, Kansas and Wyoming as well.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements by their nature involve substantial risks and uncertainties as described by Hawkins’ periodic filings.  Actual results may differ materially depending on a variety of factors, including, but not limited to the following:  the achievement of Hawkins’ projected operating results, the achievement of efficient volume production and related sales revenue, the ability of Hawkins to identify and successfully pursue other business opportunities, and the effectiveness of Hawkins’ internal controls.  Additional information with respect to the risks and uncertainties faced by Hawkins may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the Company’s filings with the Securities and Exchange Commission including Hawkins’ Report on Form 10-K for the period ended April 3, 2005, Forms 10-Q, and other SEC filings.

-more-

HAWKINS, INC.

CONDENSED STATEMENTS OF INCOME

(unaudited)

	Quarters Ended
	June 30, 2005	June 30, 2004

Sales	$35,854,527	$29,955,818

Cost of sales	25,968,869	21,370,342

Gross margin	9,885,658	8,585,476

Selling, general and administrative expenses	5,898,396	4,204,845

Income from operations	3,987,262	4,380,631

Investment income	308,224	196,173

Income before income taxes	4,295,486	4,576,804

Provision for income taxes	1,546,000	1,647,500

Net income	$2,749,486	$2,929,304

Weighted average number of shares outstanding - basic	10,216,688	10,216,688

Weighted average number of shares outstanding - diluted	10,243,905	10,216,688

Earnings per share - basic and diluted	$0.27	$0.29

Cash dividends declared per common share	$—	$—

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